                                                       EXHIBIT 99.1
                                                       05/28/99
FOR IMMEDIATE RELEASE

                                                       Contact: Jean Davenport
                                                       Dailey International Inc.
                                                       (281) 350-3399

DAILEY INTERNATIONAL ANNOUNCES FILING OF CHAPTER 11 REORGANIZATION PROCEEDINGS UNDER WEATHERFORD ACQUISITION AGREEMENT

         May 28, 1999, Conroe, Texas -- As previously announced, Dailey International Inc. and certain of its subsidiaries filed today in the United States Bankruptcy Court for the District of Delaware petitions for relief under Chapter 11 of the Bankruptcy Code. These filings were made in accordance with the terms of the acquisition agreement announced last week among the Company, certain of its subsidiaries and Weatherford International, Inc. The plan contemplates that all trade creditors' claims will be paid as and when they come due in the ordinary course of business or in full on the effective date of the plan. Consummation of the acquisition and debt restructuring is subject to a number of conditions, including consummation of the Chapter 11 plan, which requires, among other things, Bankruptcy Court approval.

         Dailey International is a leading provider of specialty drilling equipment and services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide. Weatherford International, Inc. is one of the world's largest providers of equipment and services used for the exploration and production of oil and natural gas.